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                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK

                    WAIVER OF SURRENDER CHARGE ENDORSEMENT

This endorsement is effective on the Contract Date. It amends the Contract Value Benefits section by adding the following:

Waiver of Surrender Charge in the Event of Terminal Illness

We will waive the surrender charge for surrender of one or more withdrawals if:

    . any Annuitant has been diagnosed with a terminal illness by a licensed physician; and

    . which a licensed physician certifies is expected to result in death within 12 months of the certification; and

    .  the diagnosis was made at least one year after the Contract Date; and

    .  the surrender or withdrawal occurs after diagnosis; and

    .  we receive satisfactory proof that the Annuitant has a terminal illness.

Satisfactory proof will include a properly completed claim form and a written statement from a licensed physician. The licensed physician must be someone other than you, the Annuitant, or an Annuitant(s)'s relative. We reserve the right to obtain a second medical opinion at our expense.

For Genworth Life Insurance Company of New York,

                                                  [/s/ David J. Sloane
                                                  ------------------------------
                                                  David J. Sloane
                                                  President]

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